Exhibit (11)


                     OLD REPUBLIC INTERNATIONAL CORPORATION
                           EARNINGS PER SHARE EXHIBIT
                                 (In Millions)

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                                                            Primary EPS
                                                      Years Ended December 31,
                                                      ------------------------
                                                        1995    1994    1993
                                                        ----    ----    ----
Weighted average number of common shares actually
 outstanding. . . . . . . . . . . . . .                  52.1    51.8    51.6
Weighted average number of incremental shares for
 common stock equivalents:
 Redeemable and/or convertible preferred stock. .         4.7     4.9     5.0
 Stock Options. . . . . . . . . . . . . . . . . .          .4      .3      .4
                                                       ------  ------  ------
Weighted average number of common shares and common
 stock equivalents outstanding - primary. . . . .        57.2    57.2    57.0
                                                       ======  ======  ======


Net income for the period. . . . . . . . . . . .       $212.7  $151.0  $175.1
Less dividends applicable to appropriate series
 of redeemable and convertible preferred stock .          4.9     5.1     5.2
                                                       ------  ------  ------
Adjusted net income - primary. . . . . . . . . .       $207.7  $145.9  $169.8
                                                       ======  ======  ======
Earnings per share - primary . . . . . . . . . .       $ 3.63  $ 2.55  $ 2.98
                                                       ======  ======  ======

                                                          Fully Diluted EPS
                                                       Years Ended December 31,
                                                       ------------------------

                                                         1995    1994    1993
                                                         ----    ----    ----
Weighted average number of common shares and
 common stock equivalents outstanding - primary          57.2    57.2    57.0
Weighted average number of incremental shares for
 common stock equivalents:
 Redeemable and/or convertible preferred
  stock/debentures . . . . . . . . . . . . . . .          4.4     4.4     4.4
 Stock options . . . . . . . . . . . . . . . . .           .3      -       -
                                                       ------  ------  ------
Weighted average number of common shares and
 common stock equivalents outstanding - fully diluted    62.0    61.6    61.5
                                                       ======  ======  ======

Adjusted net income - primary. . . . . . . . . .       $207.7  $145.9  $169.8
Adjustment for dividends/interest applicable to
 appropriate series of redeemable and convertible
 preferred stock/debentures. . . . . . . . . . .          4.2     4.2     4.2
                                                       ------  ------  ------
Adjusted net income - fully diluted. . . . . . .       $212.0  $150.1  $174.0
                                                       ======  ======  ======
Earnings per share - fully diluted . . . . . . .       $ 3.42  $ 2.44  $ 2.83
                                                       ======  ======  ======
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